Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan of MaxLinear, Inc. of our report dated February 16, 2010, except for the stock split paragraph of Note 1 and the changes in capitalization paragraph of Note 10, as to which the date is March 5, 2010, with respect to the consolidated financial statements of MaxLinear, Inc., included in the Registration Statement (Form S-1 No. 333-162947) and related Prospectus of MaxLinear, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 29, 2010